AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

THIS AGREEMENT DATED AS OF THE  20TH DAY OF OCTOBER, 2004. (the "Effective Date").

AMONG:

ZECOTEK HOLDINGS INC. a company incorporated under the laws of Canada having a place of business at Unit 210, 2386 East Mall, University of British Columbia, Vancouver, BC V6T 1Z3

("Zecotek")

AND:

ZECOTEK PHOTONICS INC.,  a company incorporated under the laws of British Columbia having a place of business at Suite 2250 – 1055 West Georgia Street, Vancouver, BC V6E 3P3

("Photonics")

AND:

EQUICAP FINANCIAL CORP., a company incorporated under the laws of British Columbia having a place of business at Suite 2250 – 1055 West Georgia Street, Vancouver, BC V6E 3P3

("Equicap")

WHEREAS:

A.

Zecotek and Equicap entered into an Asset Purchase Agreement dated August 19, 2004 as amended on September 17, 2004 and the parties wish to amend and restate that agreement with this Amended and Restated Asset Purchase Agreement;

B.

Zecotek has developed a business (the "Business") which consists principally of a proprietary scintillation material for medical imaging and which is described in greater detail in the Executive Summary attached at Schedule "A" of this Agreement, and the Business is comprised of the assets (the "Assets") described at Schedule "A" of this Agreement;

C.

Equicap, through Photonics, its wholly owned subsidiary, would like to purchase the Business and Assets and assume certain liabilities (the "Assumed Liabilities") from Zecotek, and Zecotek would like to sell the Business and Assets and assign the Assumed Liabilities to Photonics on the terms and conditions set forth in this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements herein contained, the parties hereto do covenant and agree (the "Agreement") each with the other as follows:

1.

Representations And Warranties

1.1

In order to induce Zecotek to enter into this Agreement and complete its obligations hereunder, Equicap and Photonics represent and warrants to Zecotek that:

(a)

Each of Equicap and Photonics were and remain duly incorporated under the laws of British Columbia and:

(i)

Equicap is a "reporting issuer" as that term is defined in the B.C. Securities Act (the "Securities Act");

(ii)

each of Equicap and Photonics is in good standing with respect to the filing of annual reports with B.C. Registrar of Companies; and

(iii)

the common shares of Equicap are listed on the TSX Venture Exchange ("TSXV");

(b)

as at the Effective Date:

(i)

the authorized share capital of Equicap consists of 33,333,333 common shares without par value of which 6,351,834 common shares are issued and outstanding;

(ii)

the authorized share capital of Photonics consists of an unlimited number of common shares and unlimited number of preferred shares of which one common shares is issued and outstanding and all of the shares are owned by Equicap;

(iii)

there are no commitments, plans or arrangements of any kind whatsoever to issue shares of Equicap or Photonics, nor are there any outstanding "securities" (as that term is defined in the Securities Act) of any kind whatsoever calling for the issuance of any of the unissued shares of Equicap or Photonics save and except as follows:

(A)

the shares of Equicap to be issued pursuant to this Agreement;

(B)

stock options entitling the holders to purchase up to a total of 17,022 shares of Equicap at $1.14; and

(C)

warrants entitling the holders to purchase up to a total of 400,000 shares of the Equicap at prices between $0.34 and $0.50.

(c)

upon their issuance, the Equicap Shares will be validly issued and outstanding fully paid and non-assessable common shares of Equicap registered as directed by Zecotek, free and clear of all trade restrictions (except as provided for herein and by the TSXV and all applicable laws) and, except as may be created by Zecotek, liens, charges or encumbrances of any kind whatsoever;

(d)

all prospectuses, offering memorandums, filing statements, information circulars, material change reports, shareholder communications, press releases and other disclosure documents of Equicap including, but not limited to, financial statements, contain no untrue statement of a material fact as at the date thereof nor do they omit to state a

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material fact which, at the date thereof, was required to have been stated or was necessary to prevent a statement that was made from being false or misleading in the circumstances in which it was made;

(e)

each of Equicap and Photonics holds all licences and permits that are required for carrying on its business in the manner in which such business will need to be carried on in order for Equicap and Photonics to meet their respective obligations under this Agreement;

(f)

each of Equicap and Photonics has the corporate power to carry on the business carried on by it and to be carried on by it to meet its obligations under this Agreement, and each of Equicap and Photonics is duly qualified to carry on business in all jurisdictions in which it carries on business;

(g)

each of Equicap and Photonics has good and sufficient right and authority to enter into this Agreement and to carry out its obligations under this Agreement on the terms and conditions set forth herein, and this Agreement is a binding agreement on each of Equicap and Photonics enforceable against each in accordance with its terms and conditions;

(h)

to the extent that they might prevent Equicap or Photonics from meeting their respective obligations under this Agreement, there are no outstanding actions, suits, judgements, investigations or proceedings of any kind whatsoever against or affecting Equicap or Photonics , at law or in equity or before or by any federal, provincial, state, municipal or other governmental department, commission, board, bureau or agency of any kind whatsoever nor are there, to the best of its knowledge, any pending or threatened; and

(i)

the execution and delivery of this Agreement and the performance of its obligations under this Agreement will not:

(i)

conflict with, or result in the breach of or the acceleration of any indebtedness under, or constitute default under, the Memorandum or Articles of Equicap or Photonics, or any indenture, mortgage, agreement, lease, licence or other instrument of any kind whatsoever to which it is a party or by which it is bound, or any judgement or order of any kind whatsoever of any court or administrative body of any kind whatsoever by which it is bound; or

(ii)

to the best of its knowledge, result in the violation of any law, ordinance, statute, regulation, by-law, order or decree of any kind whatsoever by Equicap or Photonics.

1.2

The representations and warranties of Equicap and Photonics are true and correct as of the Effective Date and shall be true and correct as of the Time of Closing as though they were made at that time, and should such not be the case, Zecotek shall be entitled, for a period of one year following Closing, to seek remedy against Equicap or Photonics, as applicable, for any such misrepresentation or breach of warranty.

1.3

In order to induce Equicap and Photonics to enter into this Agreement and complete its obligations hereunder, Zecotek represents and warrants to Equicap and Photonics that:

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(a)

Zecotek was and remains duly incorporated under the laws of Canada and Zecotek:

(i)

is a private issuer" as that term is defined in the Securities Act;

(ii)

does not carry on business in any territory or province of Canada save and except for British Columbia; and

(iii)

is in good standing with respect to the filing of annual reports with the Director of the Canada Business Corporations Act;

(b)

Zecotek holds all licences and permits that are required for carrying on its business in the manner in which such business will need to be carried on in order for Zecotek to meet its obligations under this Agreement;

(c)

Zecotek is the registered and beneficial owner of all the Assets listed on Schedule "A" to this Agreement, and such Assets represent all of the property and assets used by Zecotek in respect of the Business and which are necessary or useful in the conduct of the Business;

(d)

Zecotek has the corporate power to own the Assets and to carry on the Business and to meet its obligations under this Agreement, and Zecotek is duly qualified to carry on business in all jurisdictions in which it carries on the Business;

(e)

Zecotek has good and marketable title to the Assets free and clear of all liens, charges and encumbrances of any kind whatsoever save and except those specified as "Permitted Encumbrances" on Schedule "A" to this Agreement;

(f)

all hardware, machinery and equipment of any kind whatsoever comprised in the Assets are in reasonable operating condition and in a state of reasonable maintenance and repair taking into account their age and use;

(g)

the contracts and agreements included on Schedule "A" to this Agreement (the "Material Contracts") constitute all of the material contracts and agreements of Zecotek associated with the Business;

(h)

except as is noted on Schedule "A" to this Agreement, the Material Contracts are in good standing in all respects and not in default in any respect and may be assigned to Equicap without the consent of any other party or, if such consents are required, they have been obtained;

(i)

the trademarks, trade names, business names, patents, inventions, know-how, copyrights, software, source code, object code, service marks, brand names, industrial designs and all other industrial or intellectual property owned or used by Zecotek in carrying on the Business and all applications therefor and all goodwill connected therewith, including, without limitation, all licences, registered user agreements and all like rights used by or granted to Zecotek in connection with the Business and all right to register or otherwise apply for the protection on any of the foregoing (collectively the "Intellectual Property") included on Schedule "A" to this Agreement constitute all of the Intellectual Property of Zecotek;

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(j)

the Intellectual Property comprises all trade marks, trade names, business names, patents, inventions, know-how, copyrights, software, source code, object code, service marks, brand marks, industrial designs and all other industrial or intellectual property necessary to conduct the Business;

(k)

except as disclosed on Schedule "A", Zecotek is the beneficial owner of the Intellectual Property free and clear of all liens, charges or encumbrances of any kind whatsoever save and except the Permitted Encumbrances, and Zecotek is not a party to or bound by any agreement or other obligation of any kind whatsoever that limits or impairs its ability to sell, transfer, assign or convey, or that otherwise affects, the Intellectual Property;

(l)

except as disclosed on Schedule "A", no person has been granted any interest in or right to use all or any portion of the Intellectual Property and Zecotek is not aware of a claim of any infringement or breach of any industrial or intellectual property rights of any other person by Zecotek, nor has Zecotek received any notice that the conduct of the Business, including the use of the Intellectual Property, infringes upon or breaches any industrial or intellectual property rights of any other person, and Zecotek, after due inquiry, does not have any knowledge of any infringement or violation of any of their rights in the Intellectual Property.

(m)

the conduct of the Business does not infringe upon the patents, trade marks, licences, trade names, business names, copyright or other industrial or intellectual property rights, domestic or foreign, of any other person and Zecotek is not aware of any state of facts that casts doubt on the validity or enforceability of any of the Intellectual Property.

(n)

all of the Material Contracts that comprise or relate to the Intellectual Property are listed on Schedule "A".

(o)

Zecotek has good and sufficient right and authority to enter into this Agreement and to carry out its obligations under this Agreement on the terms and conditions set forth herein, and this Agreement is a binding agreement on Zecotek enforceable against it in accordance with its terms and conditions;

(p)

to the extent that they might prevent Zecotek from meeting its obligations under this Agreement, there are no outstanding actions, suits, judgements, investigations or proceedings of any kind whatsoever against or affecting Zecotek at law or in equity or before or by any federal, provincial, state, municipal or other governmental department, commission, board, bureau or agency of any kind whatsoever nor are there, to the best of its knowledge, any pending or threatened;

(q)

to the best of its knowledge, Zecotek is not in breach of any law, ordinance, statute, regulation, by-law, order or decree of any kind whatsoever; and

(r)

the execution and delivery of this Agreement and the performance of its obligations under this Agreement will not:

(i)

conflict with, or result in the breach of or the acceleration of any indebtedness under, or constitute default under, the Articles or Bylaws of Zecotek, or any indenture, mortgage, agreement, lease, licence or other instrument of any kind whatsoever to which it is a party or by which it is bound, or any judgement or

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order of any kind whatsoever of any court or administrative body of any kind whatsoever by which it is bound; or

(ii)

to the best of its knowledge, result in the violation of any law, ordinance, statute, regulation, by-law, order or decree of any kind whatsoever by Zecotek.

1.4

The representations and warranties of Zecotek are true and correct as of the Effective Date and shall be true and correct as of the Time of Closing as though they were made at that time, and should such not be the case, Equicap or Photonics shall be entitled, for a period of one year following Closing, to seek remedy against Zecotek for any such misrepresentation or breach of warranty.

2.

Purchase and Sale

2.1

Subject to the terms and conditions of this Agreement, Zecotek agrees to sell the Business and Assets to Photonics, and Photonics agrees to purchase the Business and Assets from Zecotek, on the Closing Date for the sum of up to $1,520,000 (the "Purchase Price").

2.2

The Purchase Price shall be paid by Equicap and Photonics to Zecotek on the Closing Date as follows:

(a)

by the payment of $70,000 (the "Cash Payment") which was paid by Equicap on July 6, 2004;

(b)

by the issuance to Zecotek of a total of 2,400,000 common shares of Equicap (the Equicap Shares") at a price of $0.50 per Equicap Share;

(c)

by the issuance of a total of 800,000 options by Equicap exercisable at $0.50 per Share; and

(d)

the assumption by Photonics of up to $200,000 of Zecotek debt that will be repaid by the issuance of units of Equicap (the "Units") issued at $0.50 per Unit. Each Unit will consist of one common share and one warrant to purchase a common share for a period of 12 months at $0.50 per share.

Equicap and Photonics shall be responsible for all sales taxes associated with the purchase and sale of the Assets as contemplated hereunder.  To the extent that any of these sales taxes (the "Remittable Taxes") are to be remitted by Zecotek directly to a taxing authority, Equicap will add this amount to the Cash Payment delivered on Closing. Equicap and Photonics will cooperate with Zecotek to file an election under section 85 of the Income Tax Act to transfer the assets at Zecotek's cost amount.

2.3

Zecotek acknowledges to and agrees with Equicap and Photonics that:

(a)

the issuance of Equicap Shares will be made pursuant to appropriate exemptions (the "Exemptions") from the registration and prospectus or equivalent requirements of all rules, policies, notices, orders and legislation of any kind whatsoever (collectively the "Securities Rules") of all jurisdictions applicable to such issuance;

(b)

Zecotek is resident in British Columbia and, as such:

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(i)

Zecotek is knowledgeable of, or has been independently advised as to, the applicable Securities Rules which would apply to the issuance of the Equicap Shares; and

(ii)

Zecotek is acquiring the Equicap Shares pursuant to Exemptions under the Securities Rules.

(c)

because the issuance of the Equicap Shares is being made pursuant to the Exemptions:

(i)

Zecotek is restricted from using certain of the civil remedies available under the applicable Securities Rules;

(ii)

Zecotek may not receive information that might otherwise be required to be provided to Zecotek, and Equicap is relieved from certain obligations that would otherwise apply under the applicable Securities Rules if the Exemptions were not being used;

(iii)

no securities commission, stock exchange or similar regulatory authority has reviewed or passed on the merits of the Equicap Shares;

(iv)

there is no government or other insurance covering the Equicap Shares;

(v)

an investment in the Equicap Shares is speculative and of high risk; and

(vi)

there are trade restrictions on Zecotek's ability to resell the Equicap Shares, and it is the responsibility of Zecotek to find out what those trade restrictions are and to comply with them before selling the Equicap Shares; and

(d)

because of the trade restrictions imposed by operation of applicable Securities Rules, the certificates representing the Equicap Shares will bear such legends as may be required by applicable Securities Rules and by the rules and policies of the TSXV; and

(e)

without in any way limiting the generality of the foregoing, the trade restrictions in British Columbia provide that Zecotek must hold and not sell, transfer or in any manner dispose of the Equicap Shares in British Columbia prior to midnight on the four-month anniversary of the Closing Date unless the disposition is made in accordance with all applicable Securities Rules and that the Equicap Shares may be subject to escrow for up to six years.

2.4

Zecotek also grants to Photonics a right of first refusal to acquire at fair market value any

and all technologies developed by Zecotek in the field known as photonics. For greater   certainty, this includes lasers and laser systems, crystals for use in lasers, in optical   communication, and in scintillation based imaging, 3 dimensional displays and related   technologies and products.

3.

Covenants, Agreements and Acknowledgements

3.1

Equicap covenants and agrees with Zecotek that it shall:

(a)

from and including the Effective Date through to and including the Time of Closing, permit Zecotek, itself and through its directors, officers, employees and authorized

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agents and representatives (collectively "Zecotek's Representatives"), at its own cost, full access to Equicap's property, books and records including, without limitation, all of the assets, contracts and minute books of Equicap, so as to permit Zecotek's Representatives to make such investigation (the "Zecotek Investigation") of Equicap as it deems necessary;

(b)

use its best efforts to obtain Regulatory Approval for this Agreement and the transactions contemplated hereunder on or before the 30th day of November 2004;

(c)

from and including the Effective Date through to and including the Time of Closing, do all such acts and things necessary to ensure that all of the representations and warranties of Equicap and Photonics remain true and correct and not do any such act or thing that would render any representation or warranty of Equicap or Photonics untrue or incorrect;

(d)

from and including the Effective Date through to and including the Time of Closing, preserve and protect the listing of Equicap; and

(e)

except as may be required by a stock exchange or other trading facility or by any rule, regulation or law of any kind whatsoever which is applicable to it, while this Agreement is in effect and for a period of one year thereafter, keep confidential all discussions and communications between the parties including, without limitation, all information communicated therein and all written and printed materials of any kind whatsoever exchanged between them and, if requested by Zecotek to do so, Equicap shall arrange for Photonics or its directors, officers, employees, authorized agents and representatives that are or that may become aware of the relationship between the parties created by this Agreement to provide to Zecotek a letter confirming their agreement to be personally bound by these non-disclosure provisions.

3.2

Each of Equicap and Photonics acknowledges to and agrees with Zecotek that the Zecotek Investigation shall in no way limit or otherwise adversely affect the rights of the Zecotek as provided for hereunder in respect of the representations and warranties of Equicap and Photonics contained in this Agreement.

3.3

Zecotek covenants and agrees with Equicap and Photonics that it shall:

(a)

from and including the Effective Date through to and including the Time of Closing, permit Equicap, through its directors, officers, employees and authorized agents and representatives (collectively "Equicap's Representatives") at its own cost, full access to Zecotek's books, records and property including, without limitation, all of the Assets, so as to permit Equicap to make such investigation (the "Equicap Investigation") of the Business and Assets as Equicap deems necessary;

(b)

on or before the 30th day of November, 2004, provide to Equicap all such further documents, instruments and materials and do all such acts and things as may be required by Equicap to obtain Regulatory Approval;

(c)

from and including the Effective Date through to and including the Time of Closing, do all such acts and things necessary to ensure that all of the representations and warranties of Zecotek remain true and correct, and not do any such act or thing that would render any representation or warranty of Zecotek untrue or incorrect;

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(d)

from and including the Effective Date through to and including the Time of Closing, preserve and protect the Business and Assets and, without limiting the generality of the foregoing, carry on the Business in a reasonable and prudent manner;

(e)

not negotiate with any other person in respect of a purchase and sale of any part of the Business and Assets; and

(f)

except as may be required by a stock exchange or other trading facility or by any rule, regulation or law of any kind whatsoever which is applicable to it, while this Agreement is in effect and for a period of one year thereafter, keep confidential all discussions and communications between the parties including, without limitation, all information communicated therein and all written and printed materials of any kind whatsoever exchanged between them and, if requested by Equicap to do so, Zecotek shall arrange for its directors, officers, employees, authorized agents and representatives that are or that may become aware of the relationship between the parties created by this Agreement to provide to Equicap a letter confirming their agreement to be personally bound by these non-disclosure provisions.

3.4

Zecotek acknowledges to and agrees with Equicap and Photonics that the Equicap Investigation shall in no way limit or otherwise adversely affect the rights of Equicap or Photonics as provided for hereunder in respect of the representations and warranties of Zecotek contained in this Agreement.

4.

Conditions Precedent

4.1

Zecotek's obligations under this Agreement including, without limitation, its obligation to close this Agreement, are subject to the fulfilment, to its satisfaction, of the following conditions that:

(a)

Equicap obtaining financing of at least $1,500,000 in gross proceeds;

(b)

Equicap granting an aggregate of 800,000 options exercisable at $0.50 per share for a period of five years;

(c)

Equicap appointing one nominee of Zecotek to its board of directors;

(d)

on or before the Time of Closing, Zecotek shall have been able to complete the Zecotek Investigation to its reasonable satisfaction;

(e)

as of the Time of Closing, Equicap and Photonics shall have complied with all of its covenants and agreements contained in this Agreement; and

(f)

as of the Time of Closing, the representations and warranties of Equicap and Photonics contained in this Agreement shall be completely true and correct as if such representations and warranties had been made by Equicap or Photonics, as applicable, as of the Time of Closing.

The conditions precedent set forth above are for the exclusive benefit of Zecotek and may be waived by it in whole or in part on or before the Time of Closing.

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4.2

Each of Equicap's and Photonics' obligations under this Agreement including, without limitation, its obligation to close this Agreement, are subject to the fulfilment, to its satisfaction, of the following conditions that:

(a)

the receipt of all Regulatory Approvals including acceptance to the transactions contemplated herein from the TSXV;

(b)

on or before the Time of Closing, Equicap shall have been able to complete the Equicap Investigation to its reasonable satisfaction;

(c)

on or before the Time of Closing, Zecotek shall have obtained all necessary third party consents (the "Consents"), in written form acceptable to Equicap acting reasonably, to the assignment of the Assets to Equicap;

(d)

the Assumed Liabilities are settled by the issuance of the Units;

(e)

as of the Time of Closing, Zecotek shall have complied with all of its covenants and agreements contained in this Agreement; and

(f)

as of the Time of Closing, the representations and warranties of Zecotek contained in this Agreement shall be completely true and correct as if such representations and warranties had been made by Zecotek as of the Time of Closing.

The conditions precedent set forth above are for the exclusive benefit of Equicap and Photonics and may be waived by Equicap or Photonics in whole or in part on or before the Time of Closing.

4.3

The parties acknowledge and agree each with the other that this Agreement and all of the transactions contemplated under this Agreement are subject to the approval ("Regulatory Approval") of the TSXV.  In the event that regulatory approval is not obtained on or before the 30th day of November, 2004, this Agreement shall terminate and be of no further force and effect.

5.

Closing

5.1

The completion of the transactions contemplated under this Agreement shall be closed (the "Closing") at the offices of Catalyst Corporate Finance Lawyers, Suite 1400, 1055 West Hastings Street, Vancouver, British Columbia, at 9:00 a.m. local time in Vancouver, B.C. (the "Time of Closing") on the third business day (the "Closing Date") following the date Regulatory Approval is given or on such day (the "Closing Date") as the parties may agree upon.

5.2

At the Time of Closing on the Closing Date, Zecotek shall deliver to Equicap and Photonics the following Closing documents:

(a)

certified true copies of the resolutions of the board of directors of Zecotek evidencing that the board of Zecotek has approved this Agreement and all of the transactions of Zecotek contemplated hereunder;

(b)

the Consents referred to in subparagraph 4.2(b);

(c)

all materials (such as assignments, bills of sale etc.) necessary to effect good transfer of the Business and Assets to Equicap;

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(d)

evidence satisfactory to Equicap that the Assumed Liabilities have been extinguished;

(e)

a consent to act executed by the Zecotek board nominee;

(f)

stock option agreements referred to in subparagraph 4.1(b) duly executed by the optionees; and

(g)

a certificate of confirmation signed by two officers of Zecotek in the form attached as Schedule "B" to this Agreement.

5.3

At the Time of Closing on the Closing Date, Equicap shall deliver to Zecotek the following Closing documents:

(a)

a certified true copy of the resolutions of the board of directors of Equicap and Photonics evidencing that the board of Equicap and Photonics have approved this Agreement, the appointment of Zecotek's nominee to the board of directors and all of the transactions of Equicap or Photonics, as applicable, contemplated hereunder;

(b)

evidence that Regulatory Approval has been obtained;

(c)

share certificates representing the Equicap Shares registered in the name of the Zecotek as provided for in subparagraph 2.2(b) of this Agreement;

(d)

stock option agreements referred to in subparagraph 4.1(b) duly executed by Equicap;

(e)

a certificate of confirmation signed by two officers of Equicap in the form attached as Schedule "C" to this Agreement; and

(f)

a certificate of confirmation signed by two officers of Photonics in the form attached as Schedule "D" to this Agreement.

6.

General

6.1

Time and each of the terms and conditions of this Agreement shall be of the essence of this Agreement and any waiver by the parties of this paragraph or any failure by them to exercise any of their rights under this Agreement shall be limited to the particular instance and shall not extend to any other instance or matter in this Agreement or otherwise affect any of their rights or remedies under this Agreement.

6.2

The schedules to this Agreement and the recitals to this Agreement constitute a part of this Agreement.  The headings in this Agreement are for reference only and do not constitute terms of the Agreement.  Whenever the singular or masculine is used in this Agreement the same shall be deemed to include the plural or the feminine or the body corporate as the context may require.

6.3

This Agreement constitutes the entire agreement between the parties hereto in respect of the matters referred to herein and there are no representations, warranties, covenants or agreements, expressed or implied, collateral hereto other than as expressly set forth or referred to herein. In particular, upon the execution and delivery of this Agreement, the letter of intentmade between the parties dated the 6th day of July, 2004, is hereby terminated and of no further force and effect.

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6.4

The parties hereto shall execute and deliver all such further documents and instruments and do all such acts and things as any party may, either before or after the Closing, reasonably require of the other in order that the full intent and meaning of this Agreement is carried out.  The provisions contained in this Agreement which, by their terms, require performance by a party to this Agreement subsequent to the Closing of this Agreement, shall survive the Closing of this Agreement.

6.5

No alteration, amendment, modification or interpretation of this Agreement or any provision of this Agreement shall be valid and binding upon the parties hereto unless such alteration, amendment, modification or interpretation is in written form executed by all of the parties to this Agreement.

6.6

Any notice, request, demand or other communication of any kind whatsoever to be given under this Agreement shall be in writing and shall be delivered by hand, email or by fax to the parties at their following respective addresses:

To Zecotek Holdings Inc.:

Zecotek Holdings Inc.

Unit 210 – 2386 East Mall

University of British Columbia

Vancouver, BC

V6T 1Z3

Attention:

Michael Coderre

Fax:

604-827-5214

Email:

mcoderre@zecotekinnovations.com

To Equicap Financial Corp. or Zecotek Photonics Inc.

Suite 2250 – 1055 West Georgia Street
Vancouver, BC
V6E 3P3

Attention:

Grant Macdonald

Fax:

604-688-2205

Email:

grant_macdonald@canaccord.com

or to such other addresses as may be given in writing by the parties hereto in the manner provided for in this paragraph, and the party sending such notice should request acknowledgement of delivery and the party receiving such notice should provide such acknowledgement.  Notwithstanding whether or not a request for acknowledgement has been made or replied to, whether or not delivery has actually occurred will be a question of fact.  If a party can prove that delivery was made as provided for above, then it will constitute delivery for the purposes of this Agreement whether or not the receiving party acknowledged receipt.

6.7

This Agreement may not be assigned by any party hereto without the prior written consent of all of the parties hereto.

C:\Documents and Settings\Shirley Kancs\Local Settings\Temporary Internet Files\OLK23\6482 AGMT Amended and Restated Asset Purchase.doc

6.8

This Agreement shall be subject to, governed by, and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein, and the parties hereby attorn to the jurisdiction of the Courts of British Columbia.

6.9

This Agreement may be signed by fax and in counterpart and each copy so signed shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties have hereunto set their hands and seals effective as of the Effective Date first above written.

THE CORPORATE SEAL of ZECOTEK HOLDINGS INC. was hereunto affixed in the presence of: Authorized Signatory Authorized Signatory	) ) ) ) c/s ) ) ) )
THE CORPORATE SEAL of ZECOTEK PHOTONICS INC. was hereunto affixed in the presence of: Authorized Signatory Authorized Signatory	) ) ) ) c/s ) ) ) )
THE CORPORATE SEAL of EQUICAP FINANCIAL CORP. was hereunto affixed in the presence of: Authorized Signatory Authorized Signatory	) ) ) ) c/s ) ) ) )

C:\Documents and Settings\Shirley Kancs\Local Settings\Temporary Internet Files\OLK23\6482 AGMT Amended and Restated Asset Purchase.doc

SCHEDULE "A" TO THE AGREEMENT MADE
AMONG ZECOTEK, PHOTONICS AND EQUICAP

List of Assets of Zecotek

The LFS scintillation material as represented by Russian patent application no. 2003132127/15(034620)having a priority date of November 4, 2003, (ii) PCT International Application no. PCT/RU2004/000094 filed on March 12, 2004 and (iii) US patent application no 10/502,960 filed on July 29, 2004;

Any rights of Zecotek pursuant to any existing agreements in respect of said LFS.

The following are the Material Contracts in defaul": None

The following are the "Permitted Encumbrances" on the Assets: A general security agreement in favour of certain creditors who have advanced or will advance up to $150,000 to Zecotek.

The Business is as described in the attached Executive Summary.

SCHEDULE "B" TO THE AGREEMENT MADE
AMONG ZECOTEK, PHOTONICS AND EQUICAP

Certificate of Confirmation

Pursuant to the Asset Purchase Agreement made as of ____________ (the "Agreement") among Zecotek Holdings Inc., Zecotek Photonics Inc. and Equicap Financial Corp., on behalf of Zecotek Holdings Inc. the undersigned confirm to Equicap Financial Corp. and Zecotek Photonics Inc. that the representations and warranties of Zecotek Holdings Inc. contained in the Agreement are true and correct in every respect as of the Time of Closing of the Agreement, as that term is defined therein.

Dated this ____ day of ____________________, 2004.

Zecotek Holdings Inc.

per:

Authorized Signatory

Name and Title: _________________________

Authorized Signatory

Name and Title: _________________________

C:\Documents and Settings\Shirley Kancs\Local Settings\Temporary Internet Files\OLK23\6482 AGMT Amended and Restated Asset Purchase.doc

SCHEDULE "C" TO THE AGREEMENT MADE
AMONG ZECOTEK, PHOTONICS AND EQUICAP

Certificate of Confirmation

Pursuant to the Asset Purchase Agreement made effective as of ________________ (the "Agreement") between Zecotek Holdings Inc., Zecootek Photonics Inc. and Equicap Financial Corp., on behalf of Equicap Financial Corp. the undersigned confirm to Zecotek Holdings Inc. that the representations and warranties of Equicap Financial Corp. contained in the Agreement are true and correct in every respect as of the Time of Closing of the Agreement, as that term is defined therein.

Dated this ______ day of _____________________, 2004.

Equicap Financial Corp.

per:

Authorized Signatory

Name and Title: _________________________

Authorized Signatory

Name and Title: _________________________

C:\Documents and Settings\Shirley Kancs\Local Settings\Temporary Internet Files\OLK23\6482 AGMT Amended and Restated Asset Purchase.doc

SCHEDULE "D" TO THE AGREEMENT MADE
AMONG ZECOTEK, PHOTONICS AND EQUICAP

Certificate of Confirmation

Pursuant to the Asset Purchase Agreement made effective as of ________________ (the "Agreement") between Zecotek Holdings Inc., Zecotek Photonics Inc. and Equicap Financial Corp., on behalf of Zecotek Photonics Inc. the undersigned confirm to Zecotek Holdings Inc. that the representations and warranties of Zecotek Photonics Inc. contained in the Agreement are true and correct in every respect as of the Time of Closing of the Agreement, as that term is defined therein.

Dated this ______ day of _____________________, 2004.

Zecotek Photonics Inc.

per:

Authorized Signatory

Name and Title: _________________________

Authorized Signatory

Name and Title: _________________________

C:\Documents and Settings\Shirley Kancs\Local Settings\Temporary Internet Files\OLK23\6482 AGMT Amended and Restated Asset Purchase.doc